RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 23,	September 24,
	2018	2017

REVENUES:	$2,991	$5,433

COSTS AND EXPENSES:
Cost of sales	159	2,086
General and administrative expenses	1,414	2,055
Franchise expenses	1,061	640
Pre-opening expenses	—	115
Loss/(Gain) on sale of assets	(4)	2
Impairment of long-lived assets and other lease charges	15	148
Bad debt	24	124
Interest expense	25	68
Depreciation and amortization expense	139	314
Total costs and expenses	2,833	5,552

INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	158	(119)
Income tax expense	50	12
INCOME/(LOSS) FROM CONTINUING OPERATIONS	108	(131)

Loss from discontinued operations, net of taxes	—	(225)
NET INCOME / (LOSS)	$108	$(356)

INCOME / (LOSS) PER SHARE OF COMMON STOCK - BASIC:
Income / (loss) from continuing operations	$0.01	$(0.01)
Loss from discontinued operations	—	(0.02)
Net income / (loss)	$0.01	$(0.03)

INCOME / (LOSS) PER SHARE OF COMMON STOCK - DILUTED:

Income / (loss) from continuing operations	$0.01	$(0.01)
Loss from discontinued operations	—	(0.02)
Net income / (loss)	$0.01	$(0.03)

Weighted average common shares outstanding - basic	15,064	11,159

Weighted average common and
potential dilutive common shares outstanding	15,897	11,159

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 23,	June 24,
	2018 (Unaudited)	2018

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,006	$1,386
Accounts receivable, less allowance for bad debts
of $179 and $158, respectively	1,357	1,518
Other receivable	—	300
Notes receivable	939	712
Inventories	6	6
Income tax receivable	4	5
Property held for sale	467	539
Deferred contract charges	15	—
Prepaid expenses and other	351	273
Total current assets	5,145	4,739

LONG-TERM ASSETS
Property, plant and equipment, net	1,391	1,510
Intangible assets definite-lived, net	202	212
Long-term notes receivable	791	803
Deferred tax asset, net	3,462	3,479
Long-term deferred contract charges	221	—
Deposits and other	243	243
Total assets	$11,455	$10,986

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$797	$774
Accrued expenses	836	1,109
Deferred rent	34	32
Deferred revenues	428	65
Total current liabilities	2,095	1,980

LONG-TERM LIABILITIES
Convertible notes	1,567	1,562
Deferred rent, net of current portion	424	433
Deferred revenues, net of current portion	2,399	670
Other long-term liabilities	48	42
Total liabilities	6,533	4,687

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 22,190,515 and 22,166,674 shares, respectively;
outstanding 15,071,311 and 15,047,470 shares, respectively	222	222
Additional paid-in capital	33,343	33,206
Accumulated deficit	(4,007)	(2,493)
Treasury stock at cost
Shares in treasury: 7,119,204	(24,636)	(24,636)
Total shareholders' equity	4,922	6,299

Total liabilities and shareholders' equity	$11,455	$10,986

RAVE RESTAURANT GROUP, INC.
ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	September 23,	September 24,
	2018	2017
Net income (loss)	$108	$(356)
Interest expense	25	68
Income taxes	50	12
Depreciation and amortization	139	314
EBITDA	$322	$38
Stock compensation expense	101	10
Pre-opening costs	—	115
(Gain)/Loss on sale/disposal of assets	(4)	2
Impairment of long-lived assets and other lease charges	15	148
Discontinued operations, excluding taxes	—	227
Closed and non-operating store costs	22	136
Adjusted EBITDA	$456	$676

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Three Months Ended
	September 23,	September 24,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$108	$(356)
Adjustments to reconcile net inome/(loss) to cash
provided by (used in) operating activities:
Impairment of fixed assets and other assets	—	148
Stock compensation expense	101	10
Depreciation and amortization	129	304
Amortization of intangible assets definite-lived	10	10
Amortization of debt issue costs	5	11
Gain/loss on the sale of assets	(4)	2
Provision for bad debt	24	124
Changes in operating assets and liabilities:
Accounts receivable	296	529
Inventories	—	(12)
Prepaid expenses, deposits and other, net	(79)	(194)
Deferred revenue	234	(534)
Accounts payable - trade	23	(907)
Deferred tax assets	17	—
Accrued expenses, deferred rent and other	(274)	(183)
Cash provided by (used in) operating activities	590	(1,048)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	4	—
Purchase of intangible assets definite-lived	—	(7)
Capital expenditures	(10)	(363)
Cash used in investing activities	(6)	(370)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	36	4,943
Cash provided by financing activities	36	4,943

Net increase in cash and cash equivalents	620	3,525
Cash and cash equivalents, beginning of period	1,386	451
Cash and cash equivalents, end of period	$2,006	$3,976

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$2	$—
Income taxes	$4	$—

Non-cash activities:
Capital expenditures included in accounts payable	$—	$164
Conversion of notes to equity	$—	$—